Equity Transfer Contract

Party A (Acquirer): Shanghai Hongfu Health Management Co., Ltd.
Party B (Transferor): Shanghai Qiao Hong Real Estate Co., Ltd.

In accordance with the "Assets Acquisition Agreement" signed by the parties concerned on April 2, 2018, in order to further fulfill this agreement, Party A and B have reached an agreement through negotiation, consultation and communication as following: Party B will transfer the 100% share of the Shanghai Overseas Chinese Garden of Shanghai Information Technology Co. Limited (hereinafter referred to as "Target Corp") to Party A:

Time and place of signing:
This contract shall be signed by the parties hereto in Shanghai on August 8, 2018 (the "date of signing this contract").

First, in view of:
1. Party A is a wholly owned subsidiary company of HQDA (formerly known as HFRN) in the United States. It is a wholly foreign-owned limited company established and continued in accordance with Chinese law. The Target Company is a legitimate and sustainable enterprise. Party B is a limited company established and validly exixting in accordance with Chinese law, and holds 100% share of the Target Corp.
2. Party A intends to purchase Party B's 100% shares of the Target Corp legally held by Party B (hereinafter referred to as the "Target Equity"). Party A intends to assign the target equity and become a new shareholder of the Target Corp (hereinafter referred to as "Equity Acquisition and Transfer").
3. In order to clarify the rights and obligations of each party in the process of acquisition, the parties hereto shall, in accordance with the "People's Republic of China Contract Law", "the People's Republic of China Company Law" and the relevant laws and regulations, sign this contract by consensus through consultation.

Two. An overview of the Target Corp
Shanghai Overseas Chinese Garden Information Technology Co., Ltd. (Registration Number: 300000000201711140536)was established on September 6,1989.It is a wholly owned company by Party B with a registered capital of RMB 5 million. The business scope is technology development, technology transfer, technical consultation, technical services , and patient escort services in the field of Science and Technology (network and information). Business (not engaged in professional intermediary, medical treatment, catering, accommodation and other leading administrative licensing items), software development, sales, graphic design, computer system integration, computer hardware and consumables, office equipment leasing, sales, hotel management, property management, marketing planning.

Three. Acquisition Targets
1. Party A's acquisition target is 100% of the ownership of Target Corp owned by Party B, as

well as the land use right of the total assets and investment of the Target Corp in the three double highways, 4797 Chongming District, Shanghai, and the right to use, ownership and management of the attached objects in construction (deferred construction) projects on the ground （see the Assets Evaluation Report, Production License File and Asset List） ,etc. and all other assets (including details of assets, list of claims and debts).

2. Each party states and guarantees to the other party that, on the date of signing of this contract, it has the complete power to conclude this contract and the complete right to fulfil its obligations hereunder; the party has disclosed to the other party all documents issued by any government agency known to it that may have an impact on its ability to comply fully with its obligations under this contract, and there was no misrepresentation or omission of any material facts in the documents previously provided by that party to the other party..

3. Party A and Party B jointly state and guarantee.

On the date of the signing of this contract, Party A will truthfully disclose to Party B the important information that meets Party B's acquisition purposes, and all certificates, documents or other materials required by Party B for carrying out activities within the scope of business. Party A and Party B undertake that the creditor's rights and debts incurred in their business activities before the signing of this contract and the outstanding payments shall be the responsibility of Party B.

4, statement and guarantee:

(1) Party A shall pay the purchase price on time and in full to Party B as agreed in this contract and handle other relevant formalities.

(2) Party B is fully aware of the assets to be acquired by Party A and the relevant policies of the local government, and is willing to continue to assist Party A after the acquisition to accept the assets agreed in this Agreement, and to coordinate the relevant government resources, and other rights that should be enjoyed by Party A.

Four. The acquisition of Target Corp and Acqusition Target

1. The Target Corp purchased:

According to the registered capital of the Target Corp, the two parties agreed that the purchase price of RMB yuan (RMB 5000000) is RMB 5 million yuan (RMB 5000000), and (Capital: Wu Bai million yuan) for the purchase of 100% of the capital contribution (equity) of the Target Corp. In case of dispute over the above purchase price, both parties agree to take the "Asset Purchase Agreement" signed by the parties concerned on April 2, 2018 as the criterion.

2. The Acquisition Target:

(1) **The Equity Purchase Contract will take effect** after the two parties agree to sign this Equity Transfer Agreement,.

(2) Party B has the right to use the state-owned land located at No. 4797, three double highways in Chongming District, with an area of 35779 square meters and an annex (map) in the range of four to four. The use rights of state-owned construction land, use: industrial land (transfer), the useful life to the end of December 29, 2056 (see Annex 2 for details); the planning conditions are detailed in the appendix. Part 3. Based on the actual Records issued by the state, the purchase price stipulated in this agreement includes the transferable price of the right to use the land.

(3) Party B guarantees that the right to use the land referred to in Article 3.2 articles shall be

obtained by Party B in accordance with the law, and has paid the full amount for the transfer of the land use right, completed the processing of all the corresponding certificates and has paid all the taxes and fees, and there is no defect of the rights to third parties, without any form of guarantee , etc.

Five. Terms and time of payment

Party A shall pay Party B the purchase price corresponding to the purchase price stipulated in Article 4 of this contract, which shall be paid by Party A to Party B's designated unit.

The amount of payment and time of payment:

According to the "Asset Purchase Agreement" signed by the parties On April 2, 2018, the purchase amount stipulated in this contract has been paid by Party A to Party B.

Six. The rights and obligations of all parties in the process of acquisition procedures.

The rights and obligations of Party A:

Party A shall pay the purchase price to Party B in full as agreed in the provisions of this contract.

Party A and Party B shall cooperate actively with the other party in the process of handling business and assets transfer procedures.

The rights and obligations of Party B:

Party B shall fully cooperate with Party A in completing the formalities of registration of industrial and commercial changes, tax registration and other procedures in accordance with the contents of this contract, and provide the "Transfer Contract of Share Rights" and other documents required for the completion of the formalities for registration of changes in industry and commerce. In the process of registration of business changes, formalities for change of tax registration, business and exchange of assets, Party B should cooperate fully with other legal documents or supplement of additional materials.

Seven. The commitment of the rights and obligations of both parties after the completion of the transaction

Party B shall bear all the rights and obligations of itself prior to the transfer to Party A of all the assets and rights (including seals) held by Party A as agreed in this contract. If, at the time of registration of the transfer of shares, no discovery has been made, and if any subsequent occurrence or discovery is proved to have been caused before the change, Party A may recover its losses from Party B; both parties shall, after the completion of the relevant formalities for the change, Party A shall enjoy and undertake all rights and obligations to Party B.

Eight. The ownership of the right to use the State-owned Land

After the completion of all rights and obligations of Party A and Party B as stipulated in this contract, party A legally owns the 100% shares and related assets belonging to the Target Corp. The right to use the state-owned land is entitled to all rights given by the law. Party B shall not interfere with the rights of Party A to its possession, development, use, support and disposition.

Nine. the burden of the expenses

In the process of the formalities for the registration and alteration of the contract, all kinds of expenses shall be charged by the competent government departments and the agencies

designated by the government departments, all of which are borne by the parties according to the law.

Ten. Liability for breach of contract

After the conclusion of this contract, during the execution of the contract, the breach of one or more of the shareholders of Party B listed in this contract shall constitute a breach of contract by Party B, and Party B is liable to Party A for breach of contract.

The purpose of Party B's transfer of Party A's equity is to obtain the transfer price agreed in this contract; the purpose of Party A's collection of Party B is to obtain 100% shares and related assets legally owned by Party B, so as to facilitate the expansion of business activities. If the parties still fail to fulfill the obligations of this contract within 15 days after the signing of this contract, it is deemed that the purpose of the transaction under this contract is difficult to achieve and the two parties shall negotiate a settlement friendly until the purpose of the transaction is fully realized.

After the signing of this contract, any failure by either party to perform its obligations (or statements, warranties, commitment) as agreed in this contract constitutes a breach of contract by the other party, and the party in default shall pay 6/10000 of the defaulting payment per day to the abiding party against the total amount of this transfer.

If the parties have fulfilled their obligations in accordance with the agreement of this contract, not because of the reasons for their own party (such as changes in national policy) that cause the contract to be unable to perform, it shall not be deemed to be a breach of the party.

If Party B fails to fulfil all the legal procedures for obtaining the right to use the land referred to in this contract in accordance with the law, regulations, policies and relevant departments, Party A shall, after the transfer of the equity, cause Party B to pay the tax due to the failure to comply with the corresponding provisions of the law. Party B shall bear the liquidated damages under this contract if such obligations as approval are punished by the relevant departments and other legal liabilities are assumed, and if the share rights are not changed to Party A's name, Party B shall bear the liquidated damages under this contract; All losses (including direct losses and indirect losses) that have been changed to Party A's name shall be borne by Party B, and Party B shall compensate Party A in addition to the amount of Liquidated damages referred to in this contract.

Eleven. Confidentiality

Both Party A and party guarantee that the documents, materials and information (including business secrets, company plans, operational activities, financial information, technical information, and other business secrets) that have been acquired in the process of discussion, signing and execution of the contract and are not available to the other party and ca not be obtained from the public channels. Business information and other trade secrets shall be kept confidential. Without the consent of the original supplier of this information and documents, except for the parties and their employees, lawyers and professional consultants under this contract, they shall not disclose to any third party without the prior written consent of the other party, except as otherwise stipulated by the law, regulations or both parties. The secrecy period is 3 months.

Twelve. Settlement of disputes

If any dispute arises between the parties, it shall be settled through friendly consultation. If the negotiation fails, it shall be settled by litigation in the people's Court of the place where Party A is located.

Thirteen. Other regulations

A notice or written communication issued by the other party in this contract (including, but not limited to all offers, written documents or notices under this Agreement) shall be sent to the corresponding party by means of written submission, letter of delivery, mail and fax, etc.

The original copy of this contract is distributed in duplicate, and each party holds two copies, which have the same legal effect.

This contract shall come into force upon signature by the legal or authorized representative of each party.

Party A (Seal): ShangHai Hartford Health Management LTD. 上海哈福健康管理有限公司

Party B (Seal): 上海侨泓置业有限公司

Legal representative / authorized representative (signature): 徐培耕印

Legal representative / authorized representative(signature): 张永庭印